Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES SECOND
QUARTER 2006 RESULTS

Company Reports Continuing Growth

LINCOLN, Nebraska (August 1, 2006) — National Research Corporation (NASDAQ: NRCI), a leader in healthcare performance measurement, today announced results for the second quarter ended June 30, 2006.

•	Quarterly revenues increased by 49%
•	Quarterly net new contracts: $2.1 million
•	Quarterly net income up 43%
•	Quarterly earnings per share growth equals 47%

        Revenues for the quarter ended June 30, 2006, were $10.7 million compared with revenues of $7.2 million for the same period in 2005. Net income for the quarter ended June 30, 2006, was $1.3 million, or $0.19 per basic and diluted share, compared with net income of $925,000, or $0.13 per basic and diluted share, in the prior-year period. Earnings per share for the quarter ended June 30, 2006, were negatively impacted $.02 as a result of the effect of Statement of Financial Accounting Standards (“SFAS”) No. 123R adopted in the first quarter and would have been $0.21 per share without that effect.

        Revenues for the first half of 2006 were $20.1 million compared with revenues of $14.0 million for the same period in 2005. Net income for the six months ended June 30, 2006, was $2.5 million, or $0.37 per basic and diluted share, compared with $1.6 million, or $0.23 per basic and diluted share, in the prior-year period. Earnings per share for the six months ended June 30, 2006, were negatively impacted $.04 as a result of the effect of the Company’s adoption of SFAS No. 123R and would have been $0.41 per share without that effect.

        Commenting on the results, Michael D. Hays, chief executive officer of National Research Corporation, said, “Our second quarter performance continues the Company’s growth momentum for which I’m very pleased. The matrix I focus on most is our Total Recurring Contract Value which has now risen to $46.1 million, up 42% compared to this time one year ago.”

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NRCI Announces Second Quarter Results

August 1, 2006

        In closing, Patrick E. Beans, chief financial officer of National Research Corporation, remarked, “The success of our sales expansion efforts continues to produce growth in both revenue and earnings per share while increasing our recurring revenue base. In addition, the acquisition of The Governance Institute on May 30, 2006, will add to the Company’s revenue and earnings going forward.”

        A listen-only simulcast of National Research Corporation’s second quarter 2006 conference call will be available online at www.earnings.com on August 2, 2006, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately an hour later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement and improvement services to the healthcare industry in the United States and Canada.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Second Quarter Results

August 1, 2006

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues	$10,663	$7,150	$20,140	$13,746
Operating expenses:
Direct expenses	4,980	3,073	9,080	5,822
Selling, general and administrative	3,042	2,089	6,047	4,274
Depreciation and amortization	500	454	971	878

Total operating expenses	8,522	5,616	16,098	10,974

Operating income	2,141	1,534	4,042	2,772
Other income (expense):
Interest income	56	130	138	239
Interest expense	(82)	(101)	(92)	(202)
Other, net	(10)	(23)	(24)	(28)

Total other income (expense)	(36)	6	22	9
Income before income taxes	2,105	1,540	4,064	2,781
Provision for income taxes	786	615	1,528	1,108

Net income	$1,319	$925	$2,536	$1,673

Net income per share, basic	$0.19	$0.13	$0.37	$0.23

Net income per share, diluted	$0.19	$0.13	$0.37	$0.23

Weighted average shares outstanding:
Basic	6,845	7,122	6,832	7,136
Diluted	6,970	7,179	6,938	7,191

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NRCI Announces Second Quarter Results

August 1, 2006

NATIONAL RESEARCH CORPORATION
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	June 30, 2006	Dec. 31, 2005
ASSETS	(Unaudited)	(Audited)
Current Assets:
Cash and cash equivalents	$575	$844
Short-term investments	1,677	9,452
Accounts receivable, net	6,348	5,495
Other current assets	4,214	2,427

Total current assets	12,814	18,218
Net property and equipment	11,949	11,891
Other, net	37,112	14,566

Total Assets	$61,875	$44,675

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,556	$2,007
Deferred revenue	9,366	5,434
Accrued compensation	1,470	1,248
Notes payable	4,339	1,471

Total current liabilities	16,731	10,160
Non-current liabilities	10,072	1,922

Total Liabilities	26,803	12,082

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 7,810,068 in 2006 and 7,740,571 in 2005;
outstanding 6,912,034 in 2006 and 6,845,571 in 2005	8	8
Additional paid-in capital	21,359	20,046
Retained earnings	24,518	23,360
Unearned compensation	(508)	(433)
Accumulated other comprehensive income	447	300
Treasury stock	(10,752)	(10,688)

Total shareholders’ equity	35,072	32,593

Total Liabilities and Shareholders’ Equity	$61,875	$44,675

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